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                                                                  Exhibit 99.(n)

                           ADVANTUS SERIES FUND, INC.

                   Multiple Class Plan Pursuant to Rule 18f-3

                           Adopted August 1, 2007 and
                           Effective November 6, 2007

I. PREAMBLE.

Each of the portfolios listed below (each a "Portfolio", and collectively the "Series Fund"), has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act") in offering multiple classes of shares in each Portfolio:

          Bond Portfolio
          Mortgage Securities Portfolio
          International Bond Portfolio
          Index 500 Portfolio
          Index 400 Mid-Cap Portfolio
          Real Estate Securities Portfolio

This Plan sets forth the differences among classes of shares of the Portfolios, including distribution arrangements, expense allocations, conversion and exchange options, and voting rights.

II.  ATTRIBUTES OF SHARE CLASSES.

The attributes of each existing class of the existing Portfolios (i.e., Class 1 and Class 2), with respect to distribution arrangements, Shareholder Services, and conversion and exchange options shall be as set forth in the following materials:

A. Prospectus of the Series Fund in the forms most recently filed with the Securities and Exchange Commission (the "SEC") prior to the effective date of this Plan (with respect to the Class 1 and Class 2 shares of each Portfolio) and as subsequently amended.

B. Statements of Additional Information of the Series Fund in the forms most recently filed with the SEC prior to the effective date of this Plan and as subsequently amended.

C. Class 2 Plan of Distribution in the form reapproved by the Board of Directors on August 1, 2007 (with respect to the Class 2 shares of each Portfolio).

Expenses of such existing classes of the Portfolios shall continue to be allocated in the manner set forth in III below. Each such existing class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting


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rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

III. EXPENSE ALLOCATIONS.

Expenses of the existing classes of the existing Portfolios shall be allocated as follows:

A. Distribution fees relating to the respective classes of shares, as set forth in the materials referred to in II above, shall be borne exclusively by the classes of shares to which they relate.

B. Except as set forth in A above, expenses of the Portfolios shall be borne at the Portfolio level and shall not be allocated on a class basis.

Unless and until this Plan is amended to provide otherwise, the methodology and procedures for calculating the net asset value of the respective classes of shares of the Portfolios and the allocation of income and expenses among the respective classes shall be as set forth in the "Description of the Methodology for Calculation of Net Asset Value, Dividend Distributions and Allocation of Income and Expenses" attached hereto as Exhibit A.

IV. AMENDMENT OF PLAN; PERIODIC REVIEW.

A. New Portfolios and New Classes. With respect to any new Portfolio created after the date of this Plan and any new class of shares of the existing Portfolio created after the date of this Plan, the Board of Directors of the Series Fund shall approve amendments of this Plan setting forth the attributes of the classes of shares of such new Portfolios or of such new class of shares.

B. Material Amendments and Periodic Reviews. The Board of Directors of the Series Fund including a majority of the independent directors, shall periodically review this Plan for its continued appropriateness and shall approve any material amendment of this Plan as it relates to any class of any Portfolio covered by this Plan.


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                                                                       Exhibit A

           DESCRIPTION OF THE METHODOLOGY FOR CALCULATION OF NET ASSET VALUE, DIVIDEND DISTRIBUTIONS AND ALLOCATION OF INCOME AND
                                    EXPENSES

OVERVIEW

Advantus Series Fund, Inc. (the "Series Fund") has adopted a Variable Pricing System that allows the Portfolios to issue separate classes of shares. The issuance of separate classes of shares of the Portfolios requires the maintenance of accounting records for each class of shares within each Portfolio.

Under the Variable Pricing System, Insurance Companies may offer either share class within their product. The selection of share class will depend on the product's distribution, features, product type, etc.

(1) Class 1 shares - Shares sold are not subject to a distribution fee pursuant to a Rule 12b-1 plan.

(2) Class 2 shares - Shares sold are subject to a Rule 12b-1 plan providing for a service fee equal to an annual rate of up to .25% of the average daily net assets.

In the future, alternative product distribution methods may require additional classes of shares.

ALLOCATION METHODOLOGY

In maintaining the records and calculating the daily net asset values and daily and periodic dividend distributions for the Portfolios, the income, portfolio-level expenses, class-level expenses and realized and unrealized gains and losses must be allocated to each class of shares within each Portfolio. This allocation method, with the exception of class-level expenses is summarized below:

     Income, portfolio-level expenses and realized and unrealized gains and losses are allocated to each class based on the relative percentage of net assets of each class at the beginning of the day, after such net assets are adjusted for the prior business day's capital share activity of each class of shares as reported by the Series Fund's transfer agent on the current valuation date.

A primary requirement in determining the daily net asset value and distributions for each class of shares is the determination of which expenses are portfolio-level expenses and which expenses are class-level expenses. The appropriate accounting records will be maintained to properly identify portfolio-level and class-level expenses. Portfolio-level and class-level expenses are calculated in the following manner:


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Portfolio-Level Expenses

Portfolio-level expenses are first determined for each Portfolio as a whole and then allocated to each class of shares based on each class of share's proportionate net assets, as previously described above.

(1) Investment advisory fees - Daily investment advisory fees are calculated using the Portfolio's previous valuation day's net assets, after such net assets are adjusted for the prior business day's capital share activity, multiplying by the rate pursuant to each Portfolio's Investment Advisory Agreement and dividing by the number of days in the current year.

(2) Other portfolio-level expenses - Daily accruals for each type of other portfolio-level expense may be determined based on expense estimates periodically adjusted for actual expense payments.

Class-Level Expenses

(1) Distribution fees pursuant to a Rule 12b-1 Plan - Daily distribution fees are calculated separately for each class of shares subject to a distribution fee based on the rates stated in the respective distribution plans for such class of shares. Each class' daily fee is calculated using the previous valuation day's net assets for that class, after such net assets are adjusted for the prior business day's capital share activity, multiplying by the appropriate distribution and service fee rate for the respective class and dividing by the number of days in the current year.

SUMMARY OF CONTROL OBJECTIVES, PROCEDURES AND CONTROLS

Control Objectives

In designing the accounting procedures and controls for the determination of net asset values including the allocation of income, expenses and realized and unrealized capital gains and losses, the following objectives must be met:

(1) Expenses directly attributable to each class of shares are allocated properly to the correct class of shares.

(2) Income, portfolio-level expenses and realized and unrealized capital gains and losses are allocated properly to the correct class of shares.

(3) Dividend rates and daily per share net asset values (NAVs) for each class of shares reflect the proper allocation of income, expenses (both portfolio-level and class-level), and realized and unrealized capital gains and losses.


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Procedures:

The accounting records of the Series Fund are maintained by State Street with oversight by Securian Financial Group's Fund Accounting Unit (Fund Accounting). In addition to the books and records currently maintained for the Series Fund in accordance with regulatory and accounting requirements, records will be maintained to support the calculation of NAVs and distributions for each class of shares. The normal procedures and controls currently in effect over the daily accounting and recordkeeping for single class Portfolios will also apply to multiple class Portfolios In addition, the specific procedures and controls resulting in the determination of daily net income for each class, as well as realized and unrealized capital gains and losses are as follows:

(1)  Allocations

     (a) The basis for the daily allocations of income, portfolio-level expenses and realized and unrealized gains and losses to each class of shares is as follows:

               Income, portfolio-level expenses and realized and unrealized gains and losses are allocated to each class based on the relative percentage of net assets of each class at the beginning of the day, after such net assets are adjusted for the prior business day's capital share activity of each class of shares as reported by the Series Fund's transfer agent on the current valuation date.

     (b) Class-level expenses are determined by rates set forth in distribution agreements and class net asset levels.

     (c) Portfolio-level expenses are determined by (a) rates set forth in Series Fund agreements (i.e. investment advisory fees) and Portfolio net asset levels; (b) fees approved by the Board of Directors (i.e., administrative services fees); (c) estimates of expenses incurred for services rendered.

     (d) Investment income and realized and unrealized gains and losses are determined in total for the Portfolio in accordance with the accounting principles followed by each of the Portfolios.

     (e) The amounts determined under (a) through (d) are entered into State Street's Accounting System (PAS). In addition, records are maintained in support of the determination of NAV by class, and associated dividend distributions, and include expense accrual analyses supporting class-level expenses and dividend distribution rate analyses.

     (f) A NAV control check is calculated each day on the NAV Worksheet by dividing the sum of the prior day's ending net assets by class plus the current day's change in net assets by class, by the class-specific shares outstanding. The NAV Worksheet is fully integrated into the other accounting and administrative systems used by State Street, thereby eliminating the potential for data entry errors. The portions of the NAV Worksheet


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          which require manual input are independently compared to source documents to minimize the risk of data entry errors.

     (g) The sum of each class' net assets, shares outstanding, net investment income and realized and unrealized capital gains and losses must agree to the respective totals for the Portfolio.

     (h) Relative movement of class NAVs and dividend rates are reviewed for reasonableness in relation to anticipated differences due to class-level expenses.

     (i) Relative performance of the classes (i.e. returns, dividend yields, expense ratios, etc.) is reviewed in relation to anticipated differences due to class-level expenses.

     (j) Class-level expense basis points and class total expense basis points are reviewed and recalculated on a daily basis to ensure accurate allocation and agreement with the Portfolio's prospectus.

(2)  Distributions

Another component in the determination of class-level NAVs is distribution of net investment income and net realized gains to shareholders of each class. The procedure for determining distributions of net investment income and net realized gains for each class is discussed below.

     (a)  Net Investment Income Dividends

          For Portfolio paying periodic dividends, net investment income available for distribution will be determined at the Portfolio level (i.e., in total for all classes) and entered into a Personal Computer spreadsheet. Class-level expenses will be added back to this amount to arrive at adjusted undistributed net investment income for the Portfolio as a total (i.e., net investment income available for distribution to all shares before consideration of any class-level expenses). The adjusted undistributed net investment income will divided by the total record date shares outstanding (for all classes) to determine a gross dividend rate for all shares. The gross dividend rate will then be adjusted by a per share class-level expenses (class-level expenses divided by the number of shares in that class) to obtain a dividend rate for each class. Portfolio-level and class-level expenses are also adjusted for any related waivers or reimbursements.

     (b)  Capital Gains Distributions

          Distributions from net realized short-term and long-term capital gains are determined in the same manner for all classes. Per share net realized capital gains are determined by dividing the total amount of net realized capital gains available for distribution by the total record date shares outstanding (for all classes).


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(3)  Net Asset Values

State Street calculates net asset value ("NAV") each day that the New York Stock Exchange is open, which serves as the basis for valuing shareholders' transactions for the day. Valuation requirements are established by both the prospectus and regulatory bodies governing the various investment products.

Following the daily input of security transactions, income and expense accruals, and shareholder transactions, source document reconciliation and exception based Alerts are performed and reviewed by the State Street Fund Accountant prior to the determination of the NAV. State Street supervisory personnel reviews the general ledger analysis before the NAV dissemination each night. Using the balances in the capital accounts, State Street's mutual fund system PAS, performs a roll-forward of net assets beginning with the amount of the previous day's net assets and adding or subtracting the current day's activity to arrive at the current day's net assets. Securian Fund Accounting determines defined tolerances of NAV fluctuations are reviewed for accuracy. State Street's Fund Accountant reviews that the previous day's ending capital account balances plus the prior day's appreciation or depreciation is equal to the sum of the current day's beginning capital account balances. PAS Alert performs a reasonableness check of general ledger fluctuations on a daily basis. The Fund Accountant and Senior Account Specialist research and verify any tolerance breaks. The next morning, the Securian Fund Accounting group also provides an additional oversight of the NAV calculations in accordance with tolerance breaks and researches any issues with State Street and Advantus as appropriate.

(4)  Expense Accruals

Expense accruals are posted daily, either manually by the State Street Mutual Fund Accountant or automatically by PAS, based on prospectus requirements and direction from Securian Fund Accounting. Supervisory personnel will establish and update fixed and variable expense accruals on instructions provided by Securian Fund Accounting. The State Street Fund Accountant reviews income adjustments for proper treatment on security transactions and changes in expense accruals prior to recording. Both State Street and Securian Fund Accounting supervisory personnel review expense accruals and compare to supporting documentation.

(5) Authorization and Recording of Daily and Non-Daily Portfolio Dividend Distributions

For daily dividend distribution Portfolios, State Street's Mutual Funds System
(PAS) calculates the per share dividend factor daily by dividing the current day net income by the Portfolios total shares outstanding. The State Street Fund Accountant and supervisory personnel review calculated amounts for accuracy.

For Portfolios other than daily dividend funds, the State Street Fund Accountant receives authorized per-share distribution rates from Securian and enters them into PAS on ex-date. State Street supervisory personnel review such entries. All dividend distributions are reviewed by Securian's Fund Accounting staff.


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FINANCIAL STATEMENT FORM AND CONTENT

At a minimum, the following disclosures are made in the annual and semi-annual financial statements issued to shareholders of Portfolios with multiple classes of shares:

Schedule of Investments of Securities

     -    Shown in accordance with standard reporting practices.

Statement of Assets and Liabilities

     -    Assets and liabilities are disclosed on a portfolio-level basis.

     -    The components of net assets are disclosed on a portfolio-level basis.

     - Information with regard to shares authorized, issued and outstanding, net asset value per share and net assets are disclosed for each class.

Statement of Operations

     - Income and expenses are disclosed on a portfolio-level basis. Explicit disclosure is made of class specific expenses. Additionally, specific disclosure is made of portfolio-level and class-level expense waiver and reimbursements.

Statement of Changes in Net Assets

     - Statement of changes information is disclosed on a portfolio-level basis. Explicit disclosure is made about dividends and distributions paid to each class and transactions in Portfolio shares (both dollars and shares) for each class.

Financial Highlights

     - Per share data and ratios (except for portfolio turnover rate) is disclosed for each class.

Notes to Financial Statements

In addition to the standard notes, the notes to financial statements include these additional disclosures:

     -    Description of each class and their respective attributes.

     - Methodology used in allocating income, expense and realized and unrealized gains and losses to each class.

     -    Description of class-specific 12b-1 plans.

     -    Disclosure of transactions in Portfolio shares of each class.


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